EXHIBIT 21.1

LIST OF SUBSIDIARIES OF RETAIL OPPORTUNITY INVESTMENTS CORP.

Company	Jurisdiction of Organization

Retail Opportunity Investments Partnership, LP	Delaware

ROIC Paramount Plaza, LLC	Delaware